Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
February 15, 2012	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

CENTURYLINK REPORTS FOURTH QUARTER 2011 EARNINGS; ANTICIPATES CONTINUED REVENUE TREND IMPROVEMENT IN 2012

Achieved operating revenues of $4.653 billion, exceeding guidance; Strategic Revenue growth of 4.7% percent year-over-year

Improved fourth quarter and full year 2011 rate of revenue decline to 3.2% and 3.8%, respectively, compared to an estimated 3.8% and 5.6% in pro forma fourth quarter and full year 2010

Generated Free Cash Flow(1) of $515 million, excluding special items

Certain non-cash employee benefit plan expenses negatively impacted Adjusted Diluted EPS(1) by $0.03; Excluding these items, Adjusted Diluted EPS was $0.58 in fourth quarter 2011

Realized strong growth in high-speed Internet and PrismTM TV subscribers and continued improvement in line loss trend during fourth quarter

Completed Embarq integration and achieved targeted annual operating expense synergies of $375 million within planned time frame; Hitting key milestones and synergy targets in integrations of Qwest and Savvis

Anticipate continued improvement in revenue trend with revenue decline of 1.5% to 2.5% expected in 2012

MONROE, La., February 15, 2012 — CenturyLink, Inc. (NYSE: CTL) today reported strong operating revenues, solid free cash flow generation and improved customer results for fourth quarter 2011 and full year 2011.

(1)  See attachments for non-GAAP reconciliations.

“CenturyLink delivered solid financial results in the fourth quarter and exited 2011 with a strategic, diversified portfolio of assets,” Glen F. Post, III, chief executive officer and president, said.  “The Company generated strong revenues for the quarter, driven by continued growth in strategic revenues and a slower decline in legacy revenues.  In addition, we completed our integration of Embarq and continue to hit our key targets in the integrations of Qwest and Savvis.  We achieved very strong growth in our high-speed Internet subscriber base during the fourth quarter, with over 70,000 net additions. We also completed more than 1,250 fiber builds in the quarter as part of our fiber-to-the-tower expansion initiative, supporting the continued growth in wireless data and Ethernet demand.

“We believe CenturyLink’s strategy is working, and our competitive position is continuing to strengthen.  Our local operating model and “go-to-market” strategies are driving improved operating results in legacy Qwest markets. We remain focused on leveraging the cross-selling opportunities for network and managed hosting services in our business segments. In addition, our Savvis fourth quarter bookings were the highest of any quarter in 2011, with significant new customer wins and renewals.

“As we enter 2012, we continue to make investments in key growth areas while maintaining a high-quality balance sheet, a significant quarterly cash dividend and healthy free cash flow. I am pleased with our performance over the past year and I am confident in CenturyLink’s ability to drive long-term shareholder value as we successfully execute our business plans and further enhance our position as a communications industry leader,” Post concluded.

Fourth Quarter Highlights

CenturyLink continues to successfully respond to a challenging economic environment and an increasingly competitive industry. Among the quarter’s highlights:

•                  Improved year-over-year top-line revenue trend to a rate of decline of 3.2% in fourth quarter 2011, compared to an estimated decline of 3.8% in pro forma fourth quarter 2010.

•                  Generated operating revenues of $4.653 billion on a consolidated basis, compared to pro forma operating revenues of $4.807 billion in fourth quarter 2010.

•                  Incurred operating expenses of $4.059 billion in fourth quarter 2011, a 1% increase from pro forma $4.016 billion in fourth quarter 2010, primarily driven by higher costs associated with growth initiatives.

•                  Achieved strong free cash flow generation of $515 million, excluding special items of $61 million.

•                  Continued to drive improved access line loss trend and higher broadband subscriber growth as a result of CenturyLink’s effective local operating model and “go-to-market” strategies.

•                 Reduced access line loss by more than 30% compared to pro forma fourth quarter 2010 and more than 14% sequentially.

•                  Grew high-speed Internet customer base to 5.55 million subscribers at the end of 2011, representing 4.5% annual growth over pro forma year end 2010.

•                  Expanded PrismTM TV subscribers by 30% in fourth quarter 2011 from third quarter 2011 and increased penetration of available homes to nearly 7% from 5% in third quarter 2011.

Consolidated Fourth Quarter Financial Results

Operating revenues for fourth quarter 2011 were $4.653 billion compared to $1.722 billion in fourth quarter 2010. This increase was primarily due to $2.730 billion and $260 million of revenue contributions from the Qwest acquisition completed April 1, 2011 and the Savvis acquisition completed July 15, 2011, respectively. Increases in strategic revenues, primarily driven by demand for data transport capacity from wireless providers, data services demand from business customers and growth in high-speed Internet and PrismTM TV subscribers, were more than offset by declines in legacy services revenues primarily due to the impact of access line losses and lower access revenues.

Fourth quarter 2011 operating revenues compared to fourth quarter 2010 pro forma operating revenues(2) declined 3.2% from $4.807 billion a year ago to $4.653 billion this quarter, due to the decline in legacy revenues, more than offsetting the increase in strategic revenues as discussed above. Excluding data integration revenues, operating revenues declined 3.0% year-over-year.

Operating expenses, excluding special items, increased to $4.059 billion from $1.223 billion in fourth quarter 2010, primarily due to $2.612 billion and $285 million of operating costs associated with the Qwest and Savvis acquisitions, respectively. Operating expenses for fourth quarter 2011 also included additional non-cash employee benefit costs driven by a reduction in the discount rate and other actuarial assumptions, as well as higher than anticipated network expenses and customer premise equipment costs. The Company expects employee benefit costs and network expenses to decline in first quarter 2012 compared to fourth quarter 2011.

Operating expenses, excluding special items, increased to $4.059 billion in fourth quarter 2011 from pro forma fourth quarter 2010 operating expenses of $4.016 billion. This 1% increase was primarily driven by costs associated with the launch of PrismTM TV in additional markets in the first half of 2011, investment in other key growth areas including Savvis, and higher depreciation and amortization expense that more than offset lower personnel costs and facility costs.

Operating cash flow (as defined in our supplemental schedules), excluding special items, increased 113.7% to $1.846 billion from $864 million in fourth quarter 2010, primarily due to the Qwest acquisition. For fourth quarter 2011, CenturyLink achieved an operating cash flow margin, excluding special items, of 39.7% versus 50.2% in fourth quarter 2010, reflecting the impact that lower margins of Qwest and Savvis had on CenturyLink’s consolidated operating cash flow margin.

Fourth quarter 2011 operating cash flow of $1.846 billion, excluding special items, declined 8.9% from fourth quarter 2010 pro forma operating cash flow of $2.026 billion, primarily due to the decline in legacy revenues and higher expenses as discussed above.

Adjusted Net Income and Adjusted Diluted Earnings Per Share (Adjusted Diluted EPS)

Adjusted Net Income and Adjusted Diluted EPS exclude special items, the non-cash impact of the amortization of intangibles, the non-cash impact to interest expense of the assignment of fair value

(2)  See the attached pro forma statements of income for more information about our pro forma results discussed in this release.

to debt outstanding related to the Embarq, Qwest and Savvis transactions, and the non-cash impact of the acquisition related adjustments and special items to our effective book income tax rate.

Excluding the items outlined above, CenturyLink’s Adjusted Net Income for fourth quarter 2011 was $343 million compared to pro forma Adjusted Net Income of $455 million in fourth quarter 2010. Fourth quarter 2011 Adjusted Diluted EPS was $0.55 compared to pro forma Adjusted Diluted EPS of $0.75 in the year-ago period. The decrease in both measures was primarily driven by higher operating costs and the anticipated decline in legacy voice and access revenues associated with access line losses and lower minutes of use, which more than offset the increase in strategic revenues.

Excluding the impact of the additional non-cash employee benefit plan costs discussed earlier, Adjusted Diluted EPS was $0.58 for fourth quarter 2011.

Full Year Results

For the year 2011, operating revenues more than doubled to $15.4 billion from $7.0 billion for the same period in 2010. Operating cash flow, excluding special items, was $6.5 billion for 2011 compared to $3.6 billion in 2010. Net income, excluding special items, was $867 million in 2011 compared to $1.03 billion in 2010. Full year 2011 earnings per share, excluding special items, was $1.62 compared to $3.39 for the prior year. The decrease in 2011 compared to 2010 is primarily due to the negative impact of the non-cash items resulting from the business combination accounting rules associated with the Qwest and Savvis acquisitions, which are not included in the results for 2010.

Pro forma full year 2011 operating revenues of $18.7 billion declined 3.8% from operating revenues of $19.4 billion for pro forma full year 2010. Operating cash flow, excluding special items, was $7.8 billion for pro forma 2011 compared to $8.3 billion in pro forma 2010. Adjusted Net Income, excluding special items, was $1.63 billion in pro forma 2011 compared to $1.85 billion in pro forma 2010. Adjusted Diluted EPS, excluding special items, was $2.64 in pro forma 2011 compared to $3.04 for pro forma 2010. The decline in the above measures was driven by a reduction in legacy voice and access revenue, which more than offset growth in strategic revenues.

GAAP Results — Fourth Quarter and Full Year

Under generally accepted accounting principles (GAAP), net income for fourth quarter 2011 was $109 million compared to $225 million for fourth quarter 2010, and diluted earnings per share for fourth quarter 2011 was $0.18 compared to $0.74 for fourth quarter 2010. Fourth quarter 2011 net income and diluted earnings per share reflect after-tax integration, severance, and retention costs associated with the Embarq, Qwest and Savvis acquisitions and costs associated with the early retirement of Qwest Corporation debt, which aggregated $42 million ($0.07 per share). Fourth quarter 2010 net income and diluted earnings per share reflect after-tax integration, severance and transaction costs associated with the Embarq and Qwest acquisitions, an expense reduction associated with freezing certain benefits related to our pension plans and a net tax benefit due to state net operating loss carryforwards and other tax adjustments, which aggregated $6 million ($0.02 per share).

Net income under GAAP for full-year 2011 was $573 million compared to $948 million for full-year 2010, and diluted earnings per share for full-year 2011 was $1.07 compared to $3.13 for full-

year 2010. For details regarding the Company’s special items for the three and twelve months ended December 31, 2011 and 2010, please see the accompanying financial schedules.

Segment Results / Highlights

Regional Markets Group (RMG)

RMG continued to implement “go-to-market” strategies in the fourth quarter to improve our competitive position resulting in an improved line loss trend and an increased number of broadband subscribers. This segment delivered strong operating results, increased business strategic data sales and positive subscriber trends in the fourth quarter.

•                  Strategic revenues for RMG were $761 million in the quarter, a 5.8% increase over pro forma fourth quarter 2010.

•                  Generated $2.2 billion in total revenues, a decrease of 3.9% from pro forma fourth quarter 2010, reflecting the continued decline in legacy services.

•                  Achieved significant high-speed Internet subscriber growth with a net increase of over 70,000 new customers compared to 57,000 in the previous quarter and 44,000 on a pro forma basis in the same period a year ago.

•                  Increased PrismTM TV subscribers by 16,000 with a broadband attachment rate of more than 90%. Of the new subscribers, nearly 50% are new CenturyLink customers.

Business Markets Group (BMG)

BMG leveraged a strong sales funnel exiting third quarter 2011, capitalized on new business opportunities and experienced increased success in its cross-sales of Savvis managed hosting and cloud services portfolio to achieve continued sales growth despite expected seasonal pressures.

•                  Strategic revenues for BMG were $446 million in the quarter, a 2.8% increase over pro forma fourth quarter 2010 driven by strong Ethernet, Wavelength and MPLS sales. Normalized to exclude low-speed private line services, the adjusted growth rate is 7.8%.

•                  Generated $947 million in total revenues, a decrease of 3.3% from pro forma fourth quarter 2010, reflecting declines in legacy services revenues and data integration revenues, which more than offset growth in CenturyLink’s high-bandwidth broadband offerings. Excluding data integration revenues, BMG’s fourth quarter year-over-year revenue decline was 1.2%.

•                  Continued realignment of sales force to address the growing opportunities in strategic services products such as MPLS(3) and Ethernet services led to strong sales funnel exiting 2011.

Wholesale Markets Group (WMG)

WMG continued to generate strong strategic revenue growth in the fourth quarter driven by customer demand for both copper and fiber-based connections for data transport services.  WMG secured additional Fiber-to-the-tower (FTTT) contracts during the fourth quarter that bolster FTTT revenue growth opportunities in 2012 and beyond.

•                  Strategic revenues for WMG were $564 million in the quarter, a 5.4% increase over pro forma fourth quarter 2010, driven by wireless carrier bandwidth expansion and Ethernet sales.

•                  Generated $955 million in total revenues, a decrease of 4.0% from pro forma fourth quarter 2010, reflecting the continued decline in legacy services primarily driven by lower switched

(3)  Defined as Multiprotocol Label Switching (MPLS)

access minutes of use associated with access line loss and displacement by alternative forms of communication such as email, social media and texting.

•                  Completed more than 1,250 fiber builds during the fourth quarter as part of the FTTT build-out initiative, ending the year with a total of nearly 10,200 FTTT builds completed since inception of this program.

Savvis

Savvis grew total revenues year-over-year driven by strength in managed hosting, including cloud services, slowing colocation revenue growth and declining network revenue. While colocation revenue growth slowed in 2011 as the Company approached data center capacity, CenturyLink has begun 2012 data center expansions to increase capacity and drive revenue growth in colocation as well as managed hosting and cloud services.

•                  Savvis operating revenues were $260 million in the quarter, a 3.6% increase from pro forma fourth quarter 2010. Savvis hosting revenues were $197 million, a 7% increase from pro forma fourth quarter 2010, with managed hosting revenue of $98 million, an 11.8% increase from pro forma fourth quarter 2010.

•                  Pro forma full year 2011 Savvis operating revenues were $1.039 billion, a 12.6% increase from pro forma full year 2010. Total pro forma hosting revenues were $780 million, a 17.3% increase from pro forma 2010, with pro forma managed hosting revenue of $383 million, a 23.7% increase from pro forma 2010.

•                  Achieved highest quarterly bookings level since first quarter 2008, with bookings growth of 23% compared to third quarter 2011 driven by record bookings in Europe and notable wins in the financial and government verticals.

•                  Continued to expand data center footprint, opening one center and adding space in centers in two other cities in the fourth quarter, with further expansion planned during 2012. At year-end 2011, we had 49 data centers in North America, Europe and Asia, with total data center raised floor space of 2 million square feet and sellable space of 1.3 million square feet.

Integration Update: Embarq Completed; Qwest and Savvis Integrations on Track

During fourth quarter 2011, CenturyLink incurred pre-tax transaction, integration, severance and retention costs of $61 million related to the Embarq, Qwest and Savvis acquisitions.

The Embarq integration was fully completed in the fourth quarter of 2011. CenturyLink achieved its targeted $375 million in annual run rate operating expense synergies within the anticipated timeframe.

CenturyLink ended fourth quarter 2011 with an annualized operating expense synergy run rate of approximately $235 million from the Qwest acquisition, as the Company realized synergies earlier than originally anticipated. In addition, the Qwest financial and HR systems conversions were successfully completed by year-end 2011.

Guidance — Full Year 2012 and First Quarter 2012

Full Year 2012
Operating Revenue	$18.2 billion to $18.4 billion
Revenue decline from pro forma FY11	1.5% to 2.5%
Operating Cash Flow (excl special items)	$7.4 billion to $7.6 billion
Adjusted Diluted EPS (excl special items)	$2.25 - $2.45
Capital Expenditures(4)	$2.6 billion to $2.8 billion
Free Cash Flow (excl special items)(4)	$3.2 billion to $3.4 billion

First Quarter 2012
Operating Revenue	$4.58 billion to $4.64 billion
Operating Cash Flow (excl special items)	$1.84 billion to $1.90 billion
Adjusted Diluted EPS (excl special items)	$0.57 - $0.63

All 2012 outlook figures included in this release exclude the effects of special items, future changes in regulation, integration expenses associated with the Qwest and Savvis acquisitions, any changes in operating or capital plans and any future mergers, acquisitions, divestitures, buybacks or other similar business transactions. In addition, all outlook and pro forma figures are based on acquisition-related fair value estimates that remain subject to finalization. All assets and liabilities of Qwest and Savvis have been assigned a fair value pursuant to business combination accounting rules. The related income statement impact of these items was significant to our operating results for the second, third and fourth quarters of 2011, and will have a significant impact on our results for 2012, which may be significantly different than what we have currently included in our outlook information for first quarter and full year 2012. Such fair value assignments for Qwest and Savvis have not been finalized and are subject to further adjustment before becoming final. The pro forma figures include adjustments described in the attached supplemental schedule that sets forth unaudited pro forma financial information regarding the Qwest and Savvis acquisitions, except that the figures above assume a January 1, 2011 closing date. The pro forma information above (i) has not been prepared in accordance with generally accepted accounting principles or the rules and regulations of the U.S. Securities and Exchange Commission, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2011.

Investor Call

As previously announced, CenturyLink’s management will host a conference call at 4:00 p.m. Central Time today, February 15, 2012. Interested parties can access the call by dialing 866.238.0637. The call will be accessible for replay through February 22, 2012, by calling

(4)  Excludes approximately $100 million of integration related capital expenditures

888.266.2081 and entering the conference ID number 1564408. Investors can also listen to CenturyLink’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurylink.com through March 8, 2012.

Reconciliation to GAAP

This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, adjustments to GAAP measures to exclude the effect of special items and certain pro forma combined operating results. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available in the Investor Relations portion of the Company’s Web site at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including recent reforms and changes by the Federal Communications Commission regarding intercarrier compensation and the Universal Service Fund, among other things); our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions of Savvis, Qwest and Embarq; our ability to successfully integrate the operations of Savvis and Qwest into our operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; our ability to use the net operating loss carryovers of Qwest in projected amounts; the effects of changes in our assignment of the Savvis or Qwest purchase price to identifiable assets or liabilities after the date hereof; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving us; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases or other changes in our future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in our filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business, our July 2011 acquisition of Savvis, our April 2011 acquisition of Qwest and our July 2009 acquisition of Embarq are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2010, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any of our forward-looking statements for any reason.

CenturyLink, Inc.

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED DECEMBER, 2011 AND 2010

(UNAUDITED)

(Dollars in millions, except per share amounts; shares in thousands)

	Three months ended December 31, 2011				Three months ended December 31, 2010				Increase
				As adjusted			As adjusted		(decrease)
		Less		excluding		Less	excluding	Increase	excluding
	As	special		special	As	special	special	(decrease)	special
	reported	items		items	reported	items	items	as reported	items

OPERATING REVENUES
Strategic services	$2,031			2,031	525		525	286.9%	286.9%
Legacy services	2,180			2,180	1,023		1,023	113.1%	113.1%
Data integration	188			188	36		36	422.2%	422.2%
Other	254			254	138		138	84.1%	84.1%
	4,653	—		4,653	1,722	—	1,722	170.2%	170.2%

OPERATING EXPENSES
Cost of services and products	1,968	10	(1)	1,958	632	9 (4)	623	211.4%	214.3%
Selling, general and administrative	900	51	(1)	849	239	4 (4)	235	276.6%	261.3%
Depreciation and amortization	1,252			1,252	365		365	243.0%	243.0%
	4,120	61		4,059	1,236	13	1,223	233.3%	231.9%

OPERATING INCOME	533	(61)		594	486	(13)	499	9.7%	19.0%

OTHER INCOME (EXPENSE)
Interest expense	(340)			(340)	(128)		(128)	165.6%	165.6%
Other income (expense)	(1)	(6	)(2)	5	1		1	(200.0)%	400.0%
Income tax expense	(83)	25	(3)	(108)	(134)	7 (5)	(141)	(38.1)%	(23.4)%

NET INCOME	$109	(42)		151	225	(6)	231	(51.6)%	(34.6)%

BASIC EARNINGS PER SHARE	$0.18	(0.07)		0.24	0.74	(0.02)	0.76	(75.6)%	(68.4)%
DILUTED EARNINGS PER SHARE	$0.18	(0.07)		0.24	0.74	(0.02)	0.76	(75.6)%	(68.3)%

AVERAGE SHARES OUTSTANDING
Basic	616,575			616,575	302,301		302,301	104.0%	104.0%
Diluted	618,510			618,510	303,201		303,201	104.0%	104.0%

DIVIDENDS PER COMMON SHARE	$0.725			0.725	0.725		0.725	0.0%	0.0%

SPECIAL ITEMS

(1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($55 million); integration and severance costs associated with our acquisition of Embarq ($2 million); and transaction and other costs associated with our acquisition of Savvis ($4 million).

(2) - Cost associated with early retirement of Qwest debt.

(3) - Income tax benefit of Items (1) and (2).

(4) - Includes integration and severance related costs associated with our acquisition of Embarq ($27 million) and transaction and other costs associated with our acquisition of Qwest ($7 million).

These increases were partially offset by a $21 million curtailment gain associated with freezing certain future benefit accruals related to our defined benefit pension plans.

(5) - Income tax benefit of Item (4) and a net $4 million income tax benefit due to an increase in the net deferred tax asset related to state net operating loss carryforwards and other tax adjustments.

CenturyLink, Inc.

CONSOLIDATED STATEMENTS OF INCOME

TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(UNAUDITED)

(Dollars in millions, except per share amounts; shares in thousands)

	Twelve months ended December 31, 2011				Twelve months ended December 31, 2010				Increase
				As adjusted			As adjusted		(decrease)
		Less		excluding		Less	excluding	Increase	excluding
	As	special		special	As	special	special	(decrease)	special
	reported	items		items	reported	items	items	as reported	items

OPERATING REVENUES
Strategic services	$6,254			6,254	2,049		2,049	205.2%	205.2%
Legacy services	7,680			7,680	4,288		4,288	79.1%	79.1%
Data integration	537			537	158		158	239.9%	239.9%
Other	880			880	547		547	60.9%	60.9%
	15,351	—		15,351	7,042	—	7,042	118.0%	118.0%

OPERATING EXPENSES
Cost of services and products	6,325	70	(1)	6,255	2,544	44 (5)	2,500	148.6%	150.2%
Selling, general and administrative	2,975	395	(1)	2,580	1,004	79 (5)	925	196.3%	178.9%
Depreciation and amortization	4,026			4,026	1,434		1,434	180.8%	180.8%
	13,326	465		12,861	4,982	123	4,859	167.5%	164.7%

OPERATING INCOME	2,025	(465)		2,490	2,060	(123)	2,183	(1.7)%	14.1%

OTHER INCOME (EXPENSE)
Interest expense	(1,072)	5	(2)	(1,077)	(544)		(544)	97.1%	98.0%
Other income (expense)	(5)	(22	)(3)	17	15		15	(133.3)%	13.3%
Income tax expense	(375)	188	(4)	(563)	(583)	43 (6)	(626)	(35.7)%	(10.1)%

NET INCOME	$573	(294)		867	948	(80)	1,028	(39.6)%	(15.7)%

BASIC EARNINGS PER SHARE	$1.07	(0.55)		1.62	3.13	(0.26)	3.40	(65.8)%	(52.3)%
DILUTED EARNINGS PER SHARE	$1.07	(0.55)		1.62	3.13	(0.26)	3.39	(65.8)%	(52.2)%

AVERAGE SHARES OUTSTANDING
Basic	532,780			532,780	300,619		300,619	77.2%	77.2%
Diluted	534,121			534,121	301,297		301,297	77.3%	77.3%

DIVIDENDS PER COMMON SHARE	$2.90			2.90	2.80		2.80	3.6%	3.6%

SPECIAL ITEMS

(1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($371 million); integration and severance costs associated with our acquisition of Embarq ($81 million); and transaction and other costs associated with our acquisition of Savvis ($26 million); net of a favorable settlement of an operating tax issue ($13 million).

(2) - Reflects the interest component of a favorable settlement of an operating tax issue.

(3) - Expense associated with terminating a bridge credit facility related to the Savvis acquisition ($16 million) and costs associated with early retirement of Qwest debt ($6 million).

(4) - Income tax benefit of Items (1) through (3) and a benefit from the reduction of an NOL valuation allowance ($14 million).

(5) - Includes integration costs associated with our acquisition of Embarq ($92 million); severance and related costs due to workforce reductions ($30 million) and transaction and other costs associated with our acquisition of Qwest ($22 million).  Such increases were partially offset by a $21 million curtailment gain associated with freezing certain future benefit accruals related to our defined benefit pension plans.

(6) - Includes income tax benefit of Item (5) and a net $4 million income tax benefit due to an increase in the net deferred tax asset related to state net operating loss carryforwards and other tax adjustments. Such amounts were partially offset by a $4 million one-time charge to income tax expense as a result of a change in the tax treatment of Medicare subsidy receipts.

CenturyLink, Inc.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND DECEMBER 31, 2010

(UNAUDITED)

(In millions)

	December 31,	December 31,
	2011	2010

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$128	173
Other current assets	3,395	970
Total current assets	3,523	1,143

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	29,577	16,329
Accumulated depreciation	(10,141)	(7,575)
Net property, plant and equipment	19,436	8,754

GOODWILL AND OTHER ASSETS
Goodwill	21,724	10,261
Other	11,456	1,880
Total goodwill and other assets	33,180	12,141

TOTAL ASSETS	$56,139	22,038

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$480	12
Other current liabilities	3,539	999
Total current liabilities	4,019	1,011

LONG-TERM DEBT	21,356	7,316
DEFERRED CREDITS AND OTHER LIABILITIES	9,937	4,064
STOCKHOLDERS’ EQUITY	20,827	9,647

TOTAL LIABILITIES AND EQUITY	$56,139	22,038

CenturyLink, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(UNAUDITED)

(In millions)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31, 2011	December 31, 2010

OPERATING ACTIVITIES
Net income	$573	948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,026	1,434
Deferred income taxes	395	132
Provision for uncollectible accounts	153	91
Changes in current assets and current liabilities, net	(205)	(303)
Retirement benefits	(688)	(271)
Changes in other noncurrent assets and liabilities	(6)	(13)
Other, net	(47)	27
Net cash provided by operating activities	4,201	2,045

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(2,411)	(864)
Acquisition of Savvis, net of $61 cash acquired	(1,671)	—
Cash acquired in Qwest acquisition, net of $5 cash paid	419	—
Other, net	16	5
Net cash used in investing activities	(3,647)	(859)

FINANCING ACTIVITIES
Payments of long-term debt	(2,984)	(500)
Net proceeds from issuance of long-term debt	4,102	—
Net (payments) borrowings on credit facility	(88)	74
Proceeds from issuance of common stock	103	130
Repurchase of common stock	(31)	(17)
Cash dividends	(1,556)	(878)
Other, net	(123)	16
Net cash used in financing activities	(577)	(1,175)

Effect of exchange rate changes on cash and cash equivalents	(22)	—

Net increase (decrease) in cash and cash equivalents	(45)	11
Cash and cash equivalents at beginning of period	173	162

Cash and cash equivalents at end of period	$128	173

CenturyLink, Inc.

SELECTED SEGMENT FINANCIAL INFORMATION

THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(UNAUDITED)

(Dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Total segment revenues	$4,399	1,584	14,471	6,495
Total segment expenses	2,087	597	6,535	2,403
Total segment income	$2,312	987	7,936	4,092
Total segment income margin (segment income divided by segment revenues)	52.6%	62.3%	54.8%	63.0%

Regional Markets Segment
Revenues
Strategic services	$761	309	2,532	1,212
Legacy services	1,440	796	5,171	3,289
Data integration	36	32	129	139
	$2,237	1,137	7,832	4,640
Expenses
Direct	$932	463	3,252	1,818
Allocated	59	(16)	146	(35)
	$991	447	3,398	1,783

Segment income	$1,246	690	4,434	2,857
Segment income margin	55.7%	60.7%	56.6%	61.6%

Business Markets Segment
Revenues
Strategic services	$446	14	1,341	57
Legacy services	350	47	1,113	190
Data integration	151	4	407	19
	$947	65	2,861	266
Expenses
Direct	$275	2	764	6
Allocated	312	28	972	114
	$587	30	1,736	120

Segment income	$360	35	1,125	146
Segment income margin	38.0%	53.8%	39.3%	54.9%

Wholesale Markets Segment
Revenues
Strategic services	$564	202	1,898	780
Legacy services	390	180	1,396	809
Data integration	1	—	1	—
	$955	382	3,295	1,589
Expenses
Direct	$52	30	174	139
Allocated	249	90	847	361
	$301	120	1,021	500

Segment income	$654	262	2,274	1,089
Segment income margin	68.5%	68.6%	69.0%	68.5%

Savvis Operations Segment
Revenues	$260	—	483	—

Expenses - direct	$208	—	380	—

Segment income	$52	—	103	—
Segment income margin	20.0%	—	21.3%	—

CenturyLink, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in millions)

	Three months ended December 31, 2011				Three months ended December 31, 2010
	As reported	Less special items		As adjusted excluding special items	As reported	Less special items		As adjusted excluding special items
Operating cash flow and cash flow margin
Operating income	$533	(61	)(1)	594	486	(13	)(2)	499
Add: Depreciation and amortization	1,252	—		1,252	365	—		365
Operating cash flow	$1,785	(61)		1,846	851	(13)		864

Revenues	$4,653	—		4,653	1,722	—		1,722

Operating income margin (operating income divided by revenues)	11.5%			12.8%	28.2%			29.0%

Operating cash flow margin (operating cash flow divided by revenues)	38.4%			39.7%	49.4%			50.2%

Free cash flow
Operating cash flow				$1,846				$864
Less: Cash paid for income taxes, net of refunds				25				(34)
Less: Cash paid for interest, net of amounts capitalized				(465)				(204)
Less: Capital expenditures (3)				(896)				(255)
Other income (expense)				5				1
Free cash flow (4)				515				372

(1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($55 million); integration and severance costs associated with our acquisition of Embarq ($2 million); and transaction and other costs associated with our acquisition of Savvis ($4 million).

(2) - Includes integration and severance related costs associated with our acquisition of Embarq ($27 million) and transaction and other costs associated with our acquisition of Qwest ($7 million). These increases were partially offset by a $21 million curtailment gain associated with freezing certain future benefit accruals related to our defined benefit pension plans.

(3) - Excludes $4 million in fourth quarter 2011 and $9 million in fourth quarter 2010 of capital expenditures related to the integration of Embarq and Qwest.

(4) - Excludes special items and does not reflect the impact of pension contributions of $487 million for the three months ended December 31, 2011.

CenturyLink, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in millions)

	Twelve months ended December 31, 2011				Twelve months ended December 31, 2010
				As adjusted				As adjusted
		Less		excluding		Less		excluding
	As	special		special	As	special		special
	reported	items		items	reported	items		items
Operating cash flow and cash flow margin
Operating income	$2,025	(465	)(1)	2,490	2,060	(123	)(2)	2,183
Add: Depreciation and amortization	4,026	—		4,026	1,434	—		1,434
Operating cash flow	$6,051	(465)		6,516	3,494	(123)		3,617

Revenues	$15,351	—		15,351	7,042	—		7,042

Operating income margin (operating income divided by revenues)	13.2%			16.2%	29.3%			31.0%

Operating cash flow margin (operating cash flow divided by revenues)	39.4%			42.4%	49.6%			51.4%

Free cash flow
Operating cash flow				$6,516				$3,617
Less: Cash paid for income taxes, net of refunds				118				(432)
Less: Cash paid for interest, net of amounts capitalized				(1,225)				(548)
Less: Capital expenditures (3)				(2,381)				(835)
Other income (expense)				17				15
Free cash flow (4)				3,045				1,817

(1)	-

Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($371 million); integration and severance costs associated with our acquisition of Embarq ($81 million); and transaction and other costs associated with our acquisition of Savvis ($26 million); net of a favorable settlement of an operating tax issue ($13 million).

(2)	-

Includes integration costs associated with our acquisition of Embarq ($92 million); severance and related costs due to workforce reductions ($30 million) and transaction and other costs associated with our acquisition of Qwest ($22 million). Such increases were partially offset by a $21 million curtailment gain associated with freezing certain future benefit accruals related to our defined benefit pension plans.

(3)	-	Excludes $30 million in 2011 and $29 million in 2010 of capital expenditures related to the integration of Embarq and Qwest.
(4)	-	Excludes special items and does not reflect the impact of pension contributions of $587 million and $300 million for the twelve months ended December 31, 2011 and 2010, respectively.

CenturyLink, Inc.

SUPPLEMENTAL PRO FORMA INFORMATION - ADJUSTED DILUTED EPS

2010 AND 2011

(UNAUDITED)

(In millions, except per share amounts)

	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*	Pro Forma*		Pro Forma*
	Three months	Three months	Three months	Three months	Twelve months	Three months	Three months	Three months	Three months	Twelve months
	ended	ended	ended	ended	ended	ended	ended	ended	ended	ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding	(excluding
	special items)	special items)	special items)	special items)	special items)	special items)	special items)	special items)	special items)	special items)

Net income	$331	284	282	285	1,182	306	246	204	151	907

Addback:
Amortization of customer base intangibles:
Qwest	260	257	253	249	1,019	246	260	257	253	1,016
Embarq	49	48	44	44	185	44	44	39	39	166
Savvis	20	20	20	20	80	20	20	20	20	80

Amortization of trademark intangibles:
Qwest	21	20	19	18	78	16	21	20	19	76
Savvis	2	2	2	2	8	2	2	2	2	8

Amortization of fair value adjustment of long-term debt:
Embarq	1	—	1	1	3	1	1	1	—	3
Qwest	(81)	(78)	(75)	(60)	(294)	(44)	(67)	(56)	(31)	(198)

Subtotal	272	269	264	274	1,079	285	281	283	302	1,151
Tax effect **	(103)	(102)	(100)	(104)	(410)	(107)	(99)	(110)	(110)	(426)
Net adjustment, after taxes	169	167	164	170	669	178	182	173	192	725

Net income, as adjusted for above items	$500	451	446	455	1,851	484	428	377	343	1,632

Weighted average diluted shares outstanding	602.9	607.4	602.4	605.9	604.65	614.1	614.5	616.6	618.5	615.8

Diluted EPS (excluding special items)	$0.55	0.47	0.47	0.47	1.94	0.50	0.40	0.33	0.24	1.46

Adjusted diluted EPS as adjusted for purchase accounting intangible and interest amortizations (excluding special items)	$0.82	0.74	0.74	0.75	3.04	0.78	0.69	0.61	0.55	2.64

*The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010.  Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the elimination of certain components of pension and postretirement benefit costs; (iii) the amortization of the fair value preliminarily assigned to intangible assets (primarily customer relationship and software); (iv) adjustments to depreciation to reflect the fair value preliminarily assigned to property, plant and equipment; (v) adjustments to interest expense to reflect valuing debt at fair value; and (vi) the related income tax effects.  The above proforma information (i) has not been prepared in accordance with generally accepted accounting principles or the rules and regulations of the U.S. Securities and Exchange Commission, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

** Includes income tax effect of above items and impact to the pro forma consolidated effective income tax rate due to the exclusion of special items and the items above.

CenturyLink, Inc.

PRO FORMA STATEMENTS OF INCOME

PRO FORMA THREE MONTHS ENDED DECEMBER 31, 2011, THREE MONTHS ENDED SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

(UNAUDITED)

(Dollars in millions, except per share amounts, shares in thousands)

		Pro forma*		Pro forma*
	Three months	Three months		Three months
	ended	ended		ended
	December 31, 2011	September 30, 2011		December 31, 2010
	(excluding	(excluding		(excluding
	special items)	special items)		special items)

OPERATING REVENUES
Strategic services	$2,031	1,994		1,939
Legacy services	2,180	2,227		2,408
Data integration	188	166		206
Other	254	246		254
	4,653	4,633		4,807

OPERATING EXPENSES
Cash expenses	2,807	2,739	(A)	2,781	(B)
Depreciation and amortization	1,252	1,240		1,235
	4,059	3,979		4,016

OPERATING INCOME	594	654		791

OTHER INCOME (EXPENSE)
Interest expense	(340)	(327)		(345)
Other income (expense)	5	7		—	(C)
Income tax expense	(108)	(130	)(D)	(161	)(D)

NET INCOME	$151	204		285

DILUTED EARNINGS PER SHARE	$0.24	0.33		0.47

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	618,510	616,560		605,898

OPERATING CASH FLOW
Operating income	$594	654		791
Add: Depreciation and amortization	1,252	1,240		1,235
Operating cash flow	$1,846	1,894		2,026

			Pro forma**
	As of	As of	as of
	December 31, 2011	September 30, 2011	December 31, 2010
OPERATING METRICS
Broadband subscribers	5,554	5,484	5,316
Access lines	14,584	14,803	15,613

*The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the elimination of certain components of pension and postretirement benefit costs; (iii) the amortization of the fair value preliminarily assigned to intangible assets (primarily customer relationship and software); (iv) adjustments to depreciation to reflect the fair value preliminarily assigned to property, plant and equipment; (v) adjustments to interest expense to reflect valuing debt at fair value; and (vi) the related income tax effects. The above proforma information (i) has not been prepared in accordance with generally accepted accounting principles or the rules and regulations of the U.S. Securities and Exchange Commission, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

**The pro forma operating metrics presented above reflects the broadband subscribers and access lines of CenturyLink and Qwest as though the companies had been combined as of January 1, 2010 after conforming the definitions of broadband subscribers and access lines between the two companies.

Summary description of special items for Third Quarter 2011 and Fourth Quarter 2010 excluded from above schedule:

(A)    Integration and severance costs associated with the Qwest and Embarq acquisitions incurred by CenturyLink; realignment, severance and merger related costs incurred by Qwest; and merger related costs incurred by Savvis ($109 million).

(B)    Integration, transaction and severance costs associated with the Qwest and Embarq acquisitions and curtailment gain incurred by CenturyLink; realignment, severance and merger related costs; accelerated recognition of share based compensation expense; and a legal reserve incurred by Qwest; and acquisition costs incurred by Savvis ($132 million).

(C)    Loss on embedded option in convertible debt incurred by Qwest ($267 million).

(D)    Tax effect of above items and other tax adjustments ($39 million for third quarter 2011 and $35 million for fourth quarter 2010).

CenturyLink, Inc.

PRO FORMA STATEMENTS OF INCOME

PRO FORMA TWELVE MONTHS ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010

(UNAUDITED)

(Dollars in millions, except per share amounts, shares in thousands)

	Pro forma*		Pro forma*
	Twelve months		Twelve months
	ended		ended
	December 31, 2011		December 31, 2010
	(excluding		(excluding
	special items)		special items)

OPERATING REVENUES
Strategic services	$7,995		7,543
Legacy services	9,037		10,070
Data integration	658		765
Other	1,002		1,053
	18,692		19,431

OPERATING EXPENSES
Cash expenses	10,910	(A)	11,167	(B)
Depreciation and amortization	4,953		4,918
	15,863		16,085

OPERATING INCOME	2,829		3,346

OTHER INCOME (EXPENSE)
Interest expense	(1,331	)(C)	(1,431)
Other income (expense)	22	(D)	11	(E)
Income tax expense	(613	)(F)	(743	)(F)

NET INCOME	$907		1,183

DILUTED EARNINGS PER SHARE	$1.46		1.94

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	615,800		604,650

OPERATING CASH FLOW
Operating income	$2,829		3,346
Add: Depreciation and amortization	4,953		4,918
Operating cash flow	$7,782		8,264

			Pro forma**
	As of		as of
	December 31, 2011		December 31, 2010

OPERATING METRICS
Broadband subscribers	5,554		5,316
Access lines	14,584		15,613

*The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the elimination of certain components of pension and postretirement benefit costs; (iii) the amortization of the fair value preliminarily assigned to intangible assets (primarily customer relationship and software); (iv) adjustments to depreciation to reflect the fair value preliminarily assigned to property, plant and equipment; (v) adjustments to interest expense to reflect valuing debt at fair value; and (vi) the related income tax effects. The above proforma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

**The pro forma operating metrics presented above reflects the broadband subscribers and access lines of CenturyLink and Qwest as though the companies had been combined as of January 1, 2010 after conforming the definitions of broadband subscribers and access lines between the two companies.

Summary description of special items for 2011 and 2010 excluded from above schedule:

(A)    Includes integration and severance costs associated with the Qwest and Embarq acquisitions incurred by CenturyLink; realignment, severance and merger related costs incurred by Qwest; and merger related costs incurred by Savvis ($482 million).

(B)    Includes integration, transaction and severance costs associated with the Qwest and Embarq acquisitions and curtailment gain incurred by CenturyLink; realignment, severance and merger related costs; accelerated recognition of share based compensation expense; prior period assessment of USF fees; and a legal reserve incurred by Qwest; and acquisition costs incurred by Savvis ($362 million).

(C)    Includes the interest component of a favorable settlement of an operating tax issue ($5 million).

(D)    Includes expense associated with terminating a bridge credit facility related to the Savvis acquisition ($16 million) and costs associated with early retirement of Qwest debt ($6 million).

(E)     Loss on embedded option in convertible debt incurred by Qwest ($520 million).

(F)     Tax effect of above items and other tax adjustments ($193 million for 2011 and $8 million for 2010).

CenturyLink, Inc.

SUPPLEMENTAL PRO FORMA SEGMENT DATA

THREE MONTHS ENDED DECEMBER 31, 2011 AND PRO FORMA THREE MONTHS ENDED SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

ASSUMING CENTURYLINK’S ACQUISITIONS OF QWEST AND SAVVIS OCCURRED JANUARY 1, 2010

(UNAUDITED)

(Dollars in millions)

		Pro forma*	Pro forma*
	Three months	Three months	Three months
	ended	ended	ended
	December 31, 2011	September 30, 2011	December 31, 2010
Total segment revenues	$4,399	4,387	4,553
Total segment expenses	2,087	2,070	2,083
Total segment income	$2,312	2,317	2,470
Total segment income margin (segment income divided by segment revenues)	52.6%	52.8%	54.2%

Regional Markets Segment
Revenues
Strategic services	$761	725	719
Legacy services	1,440	1,464	1,576
Data integration	36	32	33
	2,237	2,221	2,328
Expenses
Direct	932	952	951
Allocated	59	53	68
	991	1,005	1,019

Segment income	$1,246	1,216	1,309
Segment income margin	55.7%	54.8%	56.2%

Business Markets Segment
Revenues
Strategic services	$446	441	434
Legacy services	350	352	372
Data integration	151	134	173
	947	927	979
Expenses
Direct	275	252	258
Allocated	312	318	319
	587	570	577

Segment income	$360	357	402
Segment income margin	38.0%	38.5%	41.1%

Wholesale Markets Segment
Revenues
Strategic services	$564	568	535
Legacy services	390	411	460
Data integration	1	—	—
	955	979	995
Expenses
Direct	52	44	45
Allocated	249	251	249
	301	295	294

Segment income	$654	684	701
Segment income margin	68.5%	69.9%	70.5%

Savvis Operations Segment
Revenues
Savvis Operations	$260	260	251
	260	260	251
Expenses
Direct	208	200	193
Allocated	—	—	—
	208	200	193

Segment income	$52	60	58
Segment income margin	20.0%	23.1%	23.1%

* For additional information regarding this pro forma information, including related pro forma adjustments, please see the preceding supplemental schedule.